As filed with the Securities and Exchange Commission on March 21, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

ABSCI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	85-3383487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18105 SE Mill Plain Blvd Vancouver, WA	98683
(Address of Principal Executive Offices)	(Zip Code)
Absci Corporation 2021 Stock Option and Incentive Plan
Absci Corporation 2021 Employee Stock Purchase Plan
Absci Corporation 2023 Inducement Plan
(Full title of the plans)
Sean McClain
Founder and Chief Executive Officer
18105 SE Mill Plain Blvd
Vancouver, WA 98683
(Name and address of agent for service)
(360) 949-1041
(Telephone number, including area code, of agent for service)

Copies to:

Kingsley Taft Maggie Wong Goodwin Procter LLP Three Embarcadero Center, Floor 28 San Francisco, CA 94111 (415) 733-6000	Zachariah Jonasson Chief Financial Officer and Chief Business Officer Absci Corporation 18105 SE Mill Plain Blvd Vancouver, WA 98683 (360) 949-1041
 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers (i) 4,654,384 additional shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”) under the Absci Corporation 2021 Stock Option and Incentive Plan (the “2021 Plan”), (ii) 930,877 additional shares of Common Stock under the Absci Corporation 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 2,500,000 shares of Common Stock under the Absci Corporation 2023 Inducement Plan (the “Inducement Plan”).
The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1, beginning January 1, 2022, by an amount equal to the lesser of: (i) 5% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, and (ii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2021 Plan). The number of shares of Common Stock reserved and available for issuance under the 2021 ESPP is subject to an automatic annual increase on each January 1, beginning January 1, 2022 and each January 1 thereafter through January 1, 2031, by an amount equal to the lesser of: (i) 1,807,500 shares of Common Stock, (ii) 1% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, and (iii) such number of shares of Common Stock as determined by the Administrator (as defined in the 2021 ESPP). Accordingly, on January 1, 2024, the number of shares of Common Stock reserved and available for issuance under the (i) 2021 Plan increased by 4,654,384 and (ii) 2021 ESPP increased by 930,877. The additional shares are of the same class as other securities relating to the 2021 Plan and 2021 ESPP for which the Registrant’s registration statements filed on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2021 (File No. 333-258209), on March 22, 2022 (File No. 333-263772) and on March 30, 2023 (File No. 333-270995), are effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-258209) is hereby incorporated by reference pursuant to General Instruction E, except to the extent supplemented, amended or superseded by the information set forth herein.
On December 5, 2023, the Registrant’s board of directors adopted the Inducement Plan, effective as of January 1, 2024, pursuant to which the Registrant reserved 2,500,000 shares of Common Stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market, Inc. The Inducement Plan provides for the grant of equity-based awards in the form of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

Part I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:
(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 21, 2024; and
(b) The description of the Registrant’s capital stock contained in its Registration Statement on Form 8-A (file No. 001-40646), filed by the Registrant with the Commission on July 21, 2021, and as set forth by the description of the Registrant’s capital stock set forth in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 22, 2022, and any other amendments or reports filed for the purpose of updating such description.
All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered herein have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
The Registrant’s current amended and restated certificate of incorporation limits or eliminates the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
The Registrant’s current amended and restated certificate of incorporation also limits or eliminates the personal liability of the Registrant’s officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, an officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as an officer, except for liability:
•for any breach of the officer’s duty of loyalty to the Registrant or the Registrant’s stockholders;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any transaction from which the director derived an improper personal benefit; or
•arising from any claim brought by or in the right of the Registrant.
These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, the Registrant’s amended and restated bylaws provide that:
•the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Absci Corporation (filed as Exhibit 3.1 to the Form 8-K, File No. 001-40646, filed by Absci Corporation on June 16, 2023 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Absci Corporation (filed as Exhibit 3.1 to the Form 8-K, File No. 001-40646, filed by Absci Corporation on December 15, 2022 and incorporated herein by reference).

4.3
Investors’ Rights Agreement by and among the Registrant and certain of its stockholders dated October 19, 2020 (filed as Exhibit 4.2 to the Form S-1, File No. 333-257553, filed by Absci Corporation on June 30, 2021 and incorporated herein by reference).

4.4	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Form S-1, File No. 333-257553, filed by Absci Corporation on July 19, 2021).

4.5
Description of Securities (filed as Exhibit 4.3 to the Form 10-K for the year ended December 31, 2021, File No. 001-40646, filed by Absci Corporation on March 22, 2022 and incorporated herein by reference).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1
2021 Stock Option and Incentive Plan and forms of award agreements thereunder (filed as Exhibit 10.2 to the Form 10-K for the year ended December 31, 2023, File No. 001-40646, filed by Absci Corporation on March 21, 2023 and incorporated herein by reference).

99.2	2021 Employee Stock Purchase Plan (filed as Exhibit 10.3 to the Form S-1, File No. 333-257553, filed by Absci Corporation on July 15, 2021 and incorporated herein by reference).

99.3
2023 Inducement Plan and forms of award agreements thereunder (filed as Exhibit 10.4 to the Form 10-K for the year ended December 31, 2023, File No. 001-40646, filed by Absci Corporation on March 21, 2024 and incorporated herein by reference).

107*	Filing Fee Table.

*	Filed herewith.
Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Washington, on this 21st day of March, 2024.

ABSCI CORPORATION

By:	/s/ Sean McClain
	Name:	Sean McClain
	Title:	Founder and CEO

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Sean McClain, Zachariah Jonasson and Todd Bedrick as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Sean McClain	Founder, CEO and Director (Principal Executive Officer)	March 21, 2024
Sean McClain

/s/ Zachariah Jonasson	Chief Financial Officer and Chief Business Officer (Principal Financial Officer)	March 21, 2024
Zachariah Jonasson, Ph.D.

/s/ Todd Bedrick	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	March 21, 2024
Todd Bedrick

/s/ Karen McGinnis	Lead Independent Director	March 21, 2024
Karen McGinnis, C.P.A

/s/ Amrit Nagpal	Director	March 21, 2024
Amrit Nagpal

/s/ Menelas Pangalos	Director	March 21, 2024
Prof Sir Menelas Pangalos, Ph.D.

/s/ Daniel Rabinovitsj	Director	March 21, 2024
Daniel Rabinovitsj

/s/ Joseph Sirosh	Director	March 21, 2024
Joseph Sirosh, Ph.D.

/s/ Frans van Houten	Director	March 21, 2024
Frans van Houten, MSc